The Toro Company
8111 Lyndale Ave South
Bloomington, MN 55420

Investor Relations
John Wright , Director, Investor Relations
(952) 887-8865

Media Relations
Connie Kotke
Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

For immediate Release

TORO REPORTS RECORD FISCAL 2006 NET SALES AND NET EARNINGS
Net Earnings Per Diluted Share Up 18.8 Percent to $2.91
Board Raises Quarterly Dividend From $0.09 to $0.12 Per Common Share

BLOOMINGTON, Minn. (Dec. 7, 2006) – The Toro Company (NYSE: TTC) today reported record net sales and net earnings for the fiscal year ended October 31, 2006.

Net earnings for the year totaled $129.1 million, or $2.91 per diluted share, compared with net earnings of $114.1 million, or $2.45 per diluted share, in fiscal 2005. Net sales for fiscal 2006 increased 3.2 percent to $1,836.0 million from $1,779.4 million last year.

For the fourth quarter ended October 31, 2006, Toro reported net earnings of $4.5 million, or $0.10 per diluted share, on net sales of $329.5 million. In the comparable fiscal 2005 period, the Company reported net earnings of $6.6 million, or $0.14 per diluted share, on net sales of $337.1 million.

Continued strong cash flows from operations enabled the Company to use $147 million for share repurchases and $15 million for dividend payments during fiscal 2006.  Additionally, the Company’s board of directors increased the quarterly dividend from $0.09 to $0.12 per common share, payable January 12, 2007 to shareholders of record on December 18, 2006.

“We completed a solid 2006 with increased net sales and earnings,” said Michael J. Hoffman, chairman and chief executive officer. “Our ability to achieve record results in a challenging environment demonstrates the fundamental strength of the business and our commitment to drive profitable growth.” The Company reported that worldwide growth in its professional segment net sales helped offset lower net sales in the domestic residential segment. International net sales increased 12.6 percent over 2005 and accounted for 27 percent of total revenues, up from 24.8 percent in 2005.

Completion of fiscal 2006 marks the conclusion of the Company’s three-year profitability and revenue growth initiative. Hoffman noted that Toro exceeded the 6 percent profit-after-tax goal and fell just short of the 8 percent three-year compounded revenue growth goal for the 6+8 initiative.

SEGMENT RESULTS
Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

•	Professional segment net sales for fiscal 2006 increased 6.9 percent to $1,224.8 million. Increases in worldwide net sales in golf and sports fields and grounds markets combined with double-digit growth in nearly all international professional segment categories comprised the majority of the increase.

•	Professional segment net earnings for fiscal 2006 increased 9.8 percent to $227.7 million.

•	For the fiscal 2006 fourth quarter, professional segment net sales were up modestly to $212.3 million compared with $208.6 million in the fiscal 2005 fourth quarter.

•	Professional segment net earnings for the fiscal 2006 fourth quarter totaled $20.5 million compared with $24.0 million in the corresponding quarter last year. The decline in the fiscal fourth quarter earnings was due to increased warranty costs and continued investments in marketing and service areas.

Residential

•	Residential segment net sales for fiscal 2006 declined 2.9 percent to $566.6 million from $583.3 million in fiscal 2005. For the year, solid increases in domestic riding mower sales and residential products for international markets were more than offset by lower sales in most other domestic residential product categories.

•	Residential segment net earnings for fiscal 2006 were $34.1 million, a 32.0 percent decline from $50.2 million in fiscal 2005.

•	For the fiscal 2006 fourth quarter, residential segment net sales were $102.9 million compared to $111.1 million in the fiscal 2005 fourth quarter.

•	Residential segment net earnings for the fiscal 2006 fourth quarter were $0.9 million, compared to $6.7 million in the 2005 fourth quarter. The decline in the fiscal fourth quarter earnings resulted from a charge for customs duties and lower sales volumes.

REVIEW OF OPERATIONS
Gross margin for fiscal 2006 was 35.0 percent compared with 34.6 percent in fiscal 2005. The improvement was derived from a larger percentage of professional segment products in consolidated sales, cost reductions resulting from lean initiatives and price increases somewhat offset by higher commodity costs and customs duties.

For the fiscal 2006 fourth quarter, gross margin was 33.6 percent, down slightly from 33.8 percent in the fiscal 2005 fourth quarter primarily due to higher customs duties.

Selling, general and administrative (SG&A) expenses for fiscal 2006 improved to 24.0 percent of net sales compared to 24.3 percent in fiscal 2005. The improvement resulted from lower insurance costs and incentive compensation, as well as expense leveraging from the ongoing profitability improvement efforts throughout the Company. For the fiscal 2006 fourth quarter, SG&A expenses were 30.4 percent compared to 30.3 percent in the same period last year.

Accounts receivable at year end totaled $294.8 million, down $0.9 million from the end of fiscal 2005 on a net sales decrease of 2.3 percent in the quarter. Net inventory at fiscal year end increased 1.4 percent, or $3.2 million, to $238.5 million. The Company generated $190.3 million in cash flow from operations during fiscal 2006 which represents a 9.3 percent increase over fiscal 2005.

BUSINESS OUTLOOK

“As we enter fiscal 2007, our year end balance sheet is strong and we continue to generate healthy operating cash flows,” said Hoffman. “We have increased our profit-after-tax yield from 5.5 percent to 7.0 percent over the past three years, thanks to the committed efforts of our more than 5,000 employees worldwide. With the conclusion of our 6+8 initiative, we are challenging ourselves to build on this momentum and further improve our financial performance while continuously increasing our focus to deliver innovative, market-leading products and increased value to our customers. Toro’s next three-year initiative will emphasize both internal growth and growth through acquisitions using a disciplined approach. Additionally, we will continue to drive efficiencies and improvements in our operations and SG&A via our Lean Enterprise efforts.”

The Company currently expects to report a 10 to 12 percent increase in fiscal 2007 net earnings per diluted share, on revenue growth of 5 to 7 percent. For its fiscal first quarter, typically a small revenue period, Toro currently expects to report diluted net earnings of $0.30 to $0.33 per share.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes

LIVE CONFERENCE CALL
December 7, 2006 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on December 7, 2006. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising costs of transportation; the impact of abnormal weather patterns and natural disasters; level of growth in the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; unforeseen inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for the new three-year growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve net sales and net earnings per diluted share growth in fiscal 2007; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management; ability of management to manage around unplanned events; the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
	2006	2005	2006	2005
Net sales	$329,486	$337,091	$1,835,991	$1,779,387
Gross profit	110,850	113,799	643,316	615,366
Gross profit percent	33.6%	33.8%	35.0%	34.6%
Selling, general, and administrative expense	100,311	102,264	440,440	432,640

Earnings from operations	10,539	11,535	202,876	182,726
Interest expense	(3,575)	(4,280)	(17,672)	(17,733)
Other income, net	1,462	2,554	7,550	5,279

Earnings before income taxes	8,426	9,809	192,754	170,272
Provision for income taxes	3,964	3,237	63,609	56,190

Net earnings	$4,462	$6,572	$129,145	$114,082

Basic net earnings per share	$.11	$.15	$3.01	$2.55

Diluted net earnings per share	$.10	$.14	$2.91	$2.45

Weighted average number of shares of common stock outstanding – Basic	41,654	43,543	42,887	44,714
Weighted average number of shares of common stock outstanding – Dilutive	43,007	45,384	44,344	46,539

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Net Sales	2006	2005	2006	2005
Professional	$212,339	$208,562	$1,224,775	$1,145,361
Residential	102,855	111,103	566,641	583,291
Other	14,292	17,426	44,575	50,735

Total *	$329,486	$337,091	$1,835,991	$1,779,387

* Includes international sales of	$93,993	$84,922	$495,993	$440,644

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Earnings (Loss) Before Income Taxes	2006	2005	2006	2005
Professional	$20,512	$24,016	$227,692	$207,398
Residential	922	6,667	34,094	50,160
Other	(13,008)	(20,874)	(69,032)	(87,286)

Total	$8,426	$9,809	$192,754	$170,272

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31,	October 31,
	2006	2005
ASSETS

Cash and cash equivalents	$55,523	$41,402
Receivables, net	294,833	295,683
Inventories, net	238,544	235,347
Prepaid expenses and other current assets	9,437	16,084
Deferred income taxes	58,756	58,558

Total current assets	657,093	647,074

Property, plant, and equipment, net	166,323	167,277
Goodwill and other assets	98,567	102,386

Total assets	$921,983	$916,737

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$—	$46
Short-term debt	320	325
Accounts payable	89,673	87,952
Accrued liabilities	255,546	252,879

Total current liabilities	345,539	341,202

Long-term debt, less current portion	175,000	175,000
Long-term deferred income taxes	—	872
Deferred revenue and other long-term liabilities	9,415	9,629
Stockholders’ equity	392,029	390,034

Total liabilities and stockholders’ equity	$921,983	$916,737

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31,	October 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$129,145	$114,082
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash asset impairment	—	23
Equity losses from investments	1,559	1,468
Provision for depreciation and amortization	42,564	42,829
Gain on disposal of property, plant, and equipment	(110)	(260)
Stock-based compensation expense	6,641	9,312
Increase in deferred income taxes	(2,742)	(8,635)
Changes in operating assets and liabilities:
Receivables	75	7,381
Inventories	(522)	(1,210)
Prepaid expenses and other assets	9,390	462
Accounts payable, accrued expenses, and deferred revenue	4,271	8,631

Net cash provided by operating activities	190,271	174,083

Cash flows from investing activities:
Purchases of property, plant, and equipment	(39,885)	(37,432)
Proceeds from asset disposals	1,033	2,740
Increase in investments in affiliates	(371)	(757)
Decrease in other assets	1,161	1,550
Proceeds from sale of a business	—	765
Acquisition, net of cash acquired	—	(35,285)

Net cash used in investing activities	(38,062)	(68,419)

Cash flows from financing activities:
Decrease in short-term debt	(5)	(774)
Repayments of long-term debt	(46)	(45)
Excess tax benefits from stock-based awards	13,131	5,989
Proceeds from exercise of stock options	10,683	8,164
Purchases of Toro common stock	(146,543)	(156,972)
Dividends paid on Toro common stock	(15,421)	(10,755)

Net cash used in financing activities	(138,201)	(154,393)

Effect of exchange rates on cash	113	(625)

Net increase (decrease) in cash and cash equivalents	14,121	(49,354)
Cash and cash equivalents as of the beginning of the fiscal year	41,402	90,756

Cash and cash equivalents as of the end of the fiscal year	$55,523	$41,402